ENGINEERING SERVICES AGREEMENT

        THIS ENGINEERING SERVICES AGREEMENT (the “Agreement”) is made effective October 20, 2004 (the “Effective Date”) by and between EnerDel, Inc., a corporation organized and existing under the laws of Delaware (“EnerDel”) and Delphi Automotive Systems LLC, a corporation organized and existing under laws of the State of Delaware (“Delphi”). EnerDel and Delphi are collectively referred in this Agreement as the “Parties” and individually as a “Party”.

R E C I T A L S:

    1.        Delphi employs engineers possessing technical knowledge, skill and experience regarding the design, development and manufacturing of lithium battery systems. Delphi also retains engineers possessing technical knowledge, skill and experience regarding the design, development and manufacturing of lithium battery systems on a contract basis.

    2.        EnerDel desires to benefit from the Delphi engineers’ and contract engineers’ technical knowledge, skill and experience regarding the design, development and manufacturing of lithium battery systems.

    3.        Delphi is willing to provide EnerDel with the services of the engineers who possess technical knowledge, skill and experience regarding the design, development and manufacturing of lithium battery systems upon the terms and conditions set forth below.

ARTICLE 1

TERMS AND CONDITIONS

      1.1 Definitions:

    A.        “Delphi Engineers” means the engineers employed or contracted by Delphi who possess technical knowledge, skill and experience regarding the design, development and manufacturing of lithium battery systems and who are providing Engineering Services to EnerDel in accordance with and subject to the terms and conditions of this Agreement.

    B.        “Engineering Services” means the services provided by Delphi Engineers to EnerDel in accordance with and subject to the terms and conditions of this Agreement. These Engineering Services are described in greater detail in Schedule 2.1.

    C.        “Intellectual Property” means any and all patents, copyrights, copyrightable material, trade secrets, know-how and any and all other proprietary or confidential information or rights therein owned or controlled by a Party, or acquired by a Party.

D. “Month” means a calendar month.

E. “Year” means a calendar year (i.e., January 1st through December 31st).

ARTICLE 2

ENGINEERING SERVICES

        2.1 During the term of this Agreement, Delphi will provide EnerDel with Engineering Services by job types as described in the attached Schedule 2.1, which is incorporated into this Agreement by reference. Subject to the minimum and maximum hours agreed upon per Section 2.2 or 2.3, EnerDel may utilize the Engineering Services of Delphi as EnerDel, in its sole discretion, requires; provided, however, that EnerDel’s requirements are reasonably allocated among the various job types identified on Schedule 2.1.

        2.2 Schedule 2.2, which is incorporated into this Agreement by reference, sets forth the minimum and maximum hours of Engineering Services EnerDel will require per Month starting with the first full Month immediately following the Effective Date. The minimum hours are derived by multiplying the number of Delphi Engineers identified by the parties as necessary to provide Engineering Services to EnerDel times the number of hours such Delphi Engineers would normally work during the Month in accordance with Delphi’s work schedule (i.e., 40 hours per week). The maximum hours are those additional hours, above the minimum, Delphi Engineers could reasonably be expected to work in accordance with Delphi policies (i.e., 60 hours per week). It is anticipated that, during the first three full Months following the Effective Date, EnerDel’s requirements for Engineering Services will change based on its anticipated hiring of some or all of the Delphi Engineers. Consequently, at the end of each of the first three Months following the Effective Date, the parties will amend Schedule 2.2 to reflect EnerDel’s anticipated minimum and maximum Engineering Services requirements for the upcoming Month on an hours per Month basis determined as set forth above. To the extent EnerDel desires to decrease the minimum hours per Month of Engineering Services EnerDel will require during the first Three Months following the Effective Date for reasons other than EnerDel’s hiring of any Delphi Engineer(s), EnerDel will provide Delphi with reasonable advance notice, not less than thirty (30) days, so that Delphi may make appropriate staffing decisions.

        2.3. Reasonably in advance of the start of each Year following the first three (3) Months after the Effective Date, the Parties will agree upon the minimum and maximum number of hours of Engineering Services EnerDel anticipates that it will require and Delphi anticipates that it can provide during the upcoming Year. The Parties will execute a revised Schedule 2.2 no later than October 15th (December 15th for the first full Year following the Effective Date) of the Year preceding the Year in which the revised hourly minimums and maximums are to be in effect. The Parties may agree to shorten the duration of Schedule 2.2 to less than a Year at any time.

        2.4 During the term of this Agreement, it is understood that the Delphi Engineers will continue to be subject to all Delphi employment policies, including, but not limited to, vacation and leave policies and the Delphi holiday schedule. Subject to Delphi’s obligation to provide the minimum hours of Engineering Services required by EnerDel as set forth in the applicable Schedule 2.2, EnerDel will abide by Delphi’s scheduling determinations.

        2.5 EnerDel may offer employment to or hire any Delphi Engineer without Delphi’s consent, with the exception of those Delphi Engineers dedicated to the Innovation Center. However, in the event EnerDel hires a Delphi Engineer, EnerDel will provide Delphi with reasonable advance notice so that Delphi may make appropriate staffing decisions to meet Delphi’s obligations under this Agreement or otherwise. Moreover, to the extent such hiring prevents Delphi from meeting its obligations to provide EnerDel with the Engineering Services Delphi is otherwise required to provide under this Agreement, Delphi may not be deemed to be in breach of this Agreement and an appropriate adjustment will be made to the minimum and maximum hours reflected in the then-current Schedule 2.2.

        2.6 During the term of this Agreement and for a period of eighteen (18) months thereafter, EnerDel may not offer employment to or hire any employee of Delphi who is not a Delphi Engineer without the prior written consent of Delphi, except through general advertising for personnel in the media or if the Delphi employee seeks employment from EnerDel without having been directly or indirectly solicited by EnerDel therefore.

        2.7 The selection of Delphi Engineer(s) who will provide Engineering Services to EnerDel will be determined by mutual agreement of EnerDel and Delphi. Delphi represents, warrants and covenants to and with EnerDel that the Delphi Engineers who will provide Engineering Services to EnerDel will have the necessary expertise, knowledge and training to perform in accordance with the terms and conditions of this Agreement.

        2.8 Delphi will, upon the request of EnerDel or at Delphi’s initiative, from time to time review the performance of the Delphi Engineers providing Engineering Services to EnerDel. As a result of such review by and in the sole opinion of Delphi, Delphi may remove or replace any particular Delphi Engineer(s) at any time after consultation with EnerDel in order to ensure the proper delivery of Engineering Services EnerDel requires. Delphi will take into consideration EnerDel’s reasonable requests regarding the removal or replacement of the Delphi Engineers, or any other changes to the Engineering Services required, subject to the terms and conditions of this Agreement.

ARTICLE 3

FEES AND EXPENSES

        3.1 Within seven (7) days after the end of each Month, Delphi will present to EnerDel a written invoice for the fees and expenses incurred by Delphi in providing Engineering Services to EnerDel during such Month. Delphi will provide EnerDel with sufficient additional documentation, upon receipt of EnerDel’s reasonable request, to verify the accuracy of the fees and expenses for which Delphi is invoicing EnerDel.

        3.2 EnerDel will pay Delphi a fee determined by multiplying each hour of Engineering Services provided by Delphi times the appropriate hourly rate set forth in Schedule 3.2, which is incorporated into this Agreement by reference. EnerDel agrees that the Delphi Engineers may track their hours on a per diem basis, it being understood that a normal day equates to eight (8) hours of work unless the Delphi Engineer(s) otherwise designates.

        3.3 Reasonably in advance of the start of each Year, the Parties will agree upon the hourly rate applicable for the upcoming Year. If the hourly rate changes, the Parties will execute a revised Schedule 3.2 no later than October 15th of the Year preceding the Year in which the revised hourly rate is to be in effect.

        3.4 EnerDel will reimburse Delphi for expenses incurred by the Delphi Engineers provided such expenses are necessary and ordinary business expenses which relate to the delivery of Engineering Services, reasonable in amount, appropriate under the circumstances, and consistent with EnerDel’s reimbursement guidelines. EnerDel may require reasonable documentation verifying the expenses. Reimbursable expenses may include but are not limited to expenses incurred by the Delphi Engineers while traveling to and from, for and on behalf of EnerDel.

        3.5 EnerDel will make payment in full to Delphi of the fees and expenses invoiced in accordance with Section 3.1 within thirty (30) days after receipt of Delphi’s invoice.

        3.6 In the event that any material change(s) occurs in the cost assumptions associated with the hourly rate set forth in Schedule 3.2, Delphi will provide EnerDel with a written description of the change(s) and the Parties will negotiate an equitable modification to the hourly rate.

ARTICLE 4

INTELLECTUAL PROPERTY

        4.1 Unless otherwise agreed to in writing by the Parties, any Intellectual Property created by any Delphi Engineer providing Engineering Services to EnerDel under this Agreement will be the property of EnerDel. Further, the decision to seek statutory protection of such Intellectual Property and the expense related thereto will be the responsibility of EnerDel.

        4.2 EnerDel hereby grants Delphi a non-exclusive, royalty-free, irrevocable, worldwide license with a right to grant sub-licenses to others for use in non-lithium battery system applications in and to Intellectual Property created by any Delphi Engineer(s) providing Engineering Services to EnerDel under this Agreement under these and any other terms and conditions to be negotiated in good faith by and between the Parties. Further, EnerDel hereby grants to Delphi a right of first refusal to negotiate an exclusive, irrevocable, worldwide license for use in non-lithium battery system applications, for consideration, in and to such Intellectual Property.

        4.3 This Agreement does not include the grant by Delphi, or any obligation by Delphi to grant to EnerDel, or any obligation on the part of any Delphi engineer(s) to provide to EnerDel: (i) Intellectual Property created or owned by Delphi prior to this Agreement or created after and outside of the scope of the Engineering Services of this Agreement; or (ii) any trademark or other trade dress of Delphi.

        4.4 Any license or other transfer of any rights with respect to Delphi Intellectual Property created by or owned by Delphi which is necessary for a Delphi Engineer to provide Engineering Services to EnerDel will, on a case-by-case basis, require a written agreement signed by authorized representatives of each Party, be subject to Delphi corporate approvals, and require payment of royalties to Delphi.

        4.5 Delphi Engineer(s), will use, for the benefit of EnerDel, any information, experiences or expertise on corporate opportunities and related matters which the Delphi Engineer(s) learns in his or her capacity of providing Engineering Services to EnerDel. During the term of this Agreement, as well as after for a period of five (5) years after the expiration or termination of this Agreement, Delphi including the Delphi Engineer(s) will, for Delphi’s business, not use or communicate any trade secrets, technical or commercial information identified as proprietary or confidential to EnerDel, excluding any EnerDel Intellectual Property subject to this Article 4, which either Delphi or a Delphi Engineer(s) may have received from EnerDel.

ARTICLE 5

NO WARRANTY; INDEMNITY; RELATED MATTERS

        5.1 No guarantee or warranty of any nature, express or implied, is extended by Delphi or any Delphi Engineer(s) with respect to the Engineering Services to be furnished to EnerDel by the Delphi Engineer(s) under this Agreement including the results to be obtained from such Engineering Services, unless the liability, loss or damages are caused by or arises out of the gross negligence, willful misconduct or intentional wrongdoing of Delphi or any Delphi Engineer(s).

        5.2 EnerDel will indemnify, defend and hold harmless Delphi, and Delphi’s managers, officers, directors, employees (including any Delphi Engineers), to the fullest extent permitted by law, from and against any and all claims and liabilities of any nature whatsoever by or in the name of EnerDel, or by any EnerDel managers, officers, directors, employees, or Delphi Engineers, arising out of or alleged to result in any way from this Agreement or from the furnishing of Engineering Services to EnerDel, except where a Delphi employee is finally adjudicated or otherwise determined to have engaged in gross negligence, willful misconduct or intentional wrongdoing by failing, during the period of this Agreement, to meet his or her obligations under this Agreement. The indemnification authorized by this Section 5.2 is not exclusive of and will be in addition to any other rights granted to those seeking indemnification under this Agreement, under any other agreement, or otherwise. This indemnification provision will continue to apply to a person who has ceased to be a manager, member, officer, director, Delphi Engineer or other employee of Delphi and will inure to the benefit of his or her heirs, executors and administrators. Indemnification obligations under this provision will survive any termination of this Agreement.

ARTICLE 6

TERM AND TERMINATION

        6.1 This Agreement will have force and effect as of the Effective Date and will remain in effect unless earlier terminated in writing upon sixty (60) days advance notice by either Party to the other Party.

        6.2 This Agreement may be terminated by either Party by giving thirty (30) days notice to the other Party in the event of failure by such Party to fulfill any of its obligations under this Agreement; provided, however, that, if during the period of such notice the other Party remedies such failure, this Agreement will continue with the same force and effect as if such notice had not been given.

        6.3 This Agreement may also be terminated upon mutual written agreement of the Parties.

        6.4 In the event of termination by either Party, EnerDel’s only obligation to Delphi will be to pay for fees and expenses due pursuant to Section 3.2 of this Agreement for Engineering Services provided prior to termination.

        6.5 The following Articles will survive any expiration or termination of this Agreement: Article 4 (Intellectual Property); Article 5 (No Warranty; Indemnity; Related Matters); and Article 7 (General Provisions).

ARTICLE 7

GENERAL PROVISIONS

        7.1 This Agreement constitutes the entire agreement by and between the Parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with regard to this subject matter.

        7.2 No amendment, supplement, modification, waiver or termination of this Agreement may be implied or be deemed binding including, without limitation, any alleged waiver based on a Party’s knowledge of any inaccuracy in any representation or warranty contained in this Agreement unless in writing and signed by the Party against which such amendment, supplement, modification, waiver, or termination is asserted. No waiver of any of the provisions of this Agreement may be deemed or will constitute a waiver of any other provision hereof, whether or not similar. Nor may such waiver constitute a continuing waiver, unless otherwise expressly therein provided.

        7.3 The rights and obligations provided by this Agreement may not be assigned by either Party without the prior written consent of both Parties, except that no consent of one Party is required for an assignment of this Agreement by the other Party to an affiliate company. Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any person other than the Parties and any of the said affiliated company any rights or remedies under or by reason of this Agreement. For the purpose of this Agreement, an affiliate means a company directly or indirectly controlling, controlled by, or under common control with another company. Control shall be established by ownership of more than fifty percent (50%) of the stock entitled to vote for directors of the company or persons performing a function similar to that of directors.

        7.4 All notices, requests, demands and other communications which are required or may be given under this Agreement will be in writing and will be deemed to have been duly given if personally delivered, forwarded by overnight air express and receipted for by the recipient or an agent of the recipient or mailed by registered or certified United States mail, postage prepaid and return receipt requested, to the following addresses or to such other address of a Party as will have been specified to the other Parties to this Agreement by notice:

If to Delphi, at: With a Copy to: If to EnerDel, at: With a copy to:	DELPHI AUTOMOTIVE SYSTEMS LLC
5725 Delphi Drive
Troy, Michigan 48098
Attn: Director, Worldwide Finance of Delphi E&C Division
Fax No.: (248) 813-4699

DELPHI AUTOMOTIVE SYSTEMS LLC
5725 Delphi Drive
Troy, Michigan 48098
Attn: Assistant General Counsel, Commercial & Transactional
Fax No.: (248) 813-2491

ENERDEL, INC.
500 West Cypress Creek Road
Suite 100
Fort Lauderdale, Florida 33309
Attn: Chief Executive Officer
Fax No.: (954) 776-5337

ENERDEL, INC.
500 West Cypress Creek Road
Suite 100
Fort Lauderdale, Florida 33309
Attn: General Counsel
Fax No.: (954) 776-3359

        7.5 The section headings in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        7.6 This Agreement may be executed in two (2) counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.

        7.7 This Agreement will be governed by and construed under the laws of the State of Michigan, United States of America.

        7.8 Except for information required to be given by law including Internal Revenue Code or state taxation statutes or by a court of competent jurisdiction, administrative or other governmental order, no press release or other information relating to the transactions contemplated by this Agreement may be made or given to the public except upon the written agreement of Delphi and EnerDel.

        7.9 Unless specifically empowered by EnerDel, the Delphi Engineer(s) will not, during the term of this Agreement, serve as the agent(s) or legal representative(s) of and will not have any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of or to bind Delphi in any manner. This Agreement does not constitute either Party the agent or legal representative of the other, and neither Party is granted any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of the other, or to bind the other in any manner. No employee of either Party may in any sense be an employee of the other.

        7.10 The Parties to this Agreement will work together in good faith to remedy any dispute which may arise in connection with this Agreement. In the event such a dispute cannot be amicably resolved, such dispute will be submitted to binding arbitration in Oakland County, Michigan, in accordance with the rules and regulations of the American Arbitration Association then in effect. The party against whom a decision is made will pay the fees of the American Arbitration Association. Notwithstanding the foregoing, either Party may, at its sole option, enforce its rights under Article 4 through injunctive and other equitable relief directly in any court of competent jurisdiction.

        The Parties have executed this Agreement by their duly authorized representatives as of the day and year indicated below.

DELPHI AUTOMOTIVE SYSTEMS LLC

BY: /s/ John G. Blahnik
——————————————
John G. Blahnik
Vice President Treasury, Mergers,
Acquisitions & New Markets
Date:_________________________

ENERDEL, INC.

BY: /s/ Kevin P. Fitzgerald
——————————————
Kevin P. Fitzgerald
Chief Executive Officer
Date:_________________________

SCHEDULE 2.1

ENGINEERING SERVICES

Build Technician
Administrative
Lab Tech / Engineer Engineer
Senior Engineer
Engineering Manager
Engineering Executive

SCHEDULE 2.2

MINIMUM AND MAXIMUM HOURS

For November of 2004, EnerDel will be required to utilize a minimum of 4,800 hours of Engineering Services; provided, however, that EnerDel may not request more than 7,200 hours of Engineering Services.

SCHEDULE 3.2

HOURLY RATE

Engineering Service	Hourly Cost
Build Technician	$ 24.33
Administrative	$ 25.19
Lab Tech / Engineer	$ 39.15
Engineer	$ 61.12
Senior Engineer	$ 73.05
Engineering Manager	$ 89.30
Engineering Executive	$ 115.54